ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2001-3
$ 236,085,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002  11,554,764     628,395           0    0.00%    3,095,054    1.37%
 Feb-2002  13,033,257     555,929           0    0.00%    3,502,246    1.64%
 Mar-2002  11,478,544     522,455      11,485    0.07%    3,387,956    1.68%
 Apr-2002  11,621,989     512,913      42,643    0.27%    3,595,615    1.89%
 May-2002  10,637,498     490,297     107,723    0.72%    3,515,680    1.96%
 Jun-2002  10,696,680     477,104     295,697    2.11%    3,569,276    2.12%
 Jul-2002  10,073,268     452,039     126,998    0.96%    3,317,438    2.10%
 Aug-2002  10,630,332     437,417     337,001    2.75%    3,533,111    2.40%
 Sep-2002  10,309,312     417,006     309,366    2.72%    3,360,457    2.46%
 Oct-2002   9,126,670     392,264     179,279    1.69%    3,127,656    2.46%
 Nov-2002   9,515,525     370,360     246,444    2.51%    3,132,675    2.66%
 Dec-2002   8,131,215     347,523     223,342    2.45%    3,653,215    3.34%

          ____________ ___________ ___________
  Totals  126,809,055   5,603,703   1,879,978

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.